================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   SCHEDULE TO
                                  (RULE 13E-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 9)
                                 CBS CORPORATION
                            (Name of Subject Company)
                                 CBS CORPORATION
                 (Names of Filing Persons (Offeror and Issuer))
  CERTAIN OPTIONS TO PURCHASE CLASS B COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)
                                    124857202
                      (CUSIP Number of Class of Securities)

                            -----------------------

                                LOUIS J. BRISKMAN
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 CBS CORPORATION
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 975-4321
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of filing persons)

                            -----------------------

                                    Copy to:
                            LINDA E. RAPPAPORT, ESQ.
                             SHEARMAN & STERLING LLP
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                                    Copy to:
                           CHRISTA A. D'ALIMONTE, ESQ.
                             SHEARMAN & STERLING LLP
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                            CALCULATION OF FILING FEE
-------------------------------------- -----------------------------------------
      TRANSACTION VALUATION*                       AMOUNT OF FILING FEE
-------------------------------------- -----------------------------------------
          $400,691,855.00                               $80,138.37
-------------------------------------- -----------------------------------------

*    Calculated solely for the purposes of determining the filing fee. This amount assumes that options to purchase 95,698,884 shares of Class B Common
     Stock of CBS Corporation having an aggregate vale of $400,691,855 will be exchanged pursuant to this offer. The aggregate value of such options was calculated using the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities and Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     Amount Previously Paid: $80,138.37          Filing Party: CBS Corporation
     Form or Registration No.: Schedule TO       Date Filed: May 3, 2006

     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
     Check the appropriate boxes to designate any transactions to which the statement relates:

[ ]   third-party tender offer subject to Rule 14d-1.
[X]   issuer tender offer subject to Rule 13e-4.
[ ]   going-private transaction subject to Rule 13e-3.
[ ]   amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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     This Amendment No. 9 amends and supplements the Tender Offer Statement on
Schedule TO filed with the Securities and Exchange Commission (the "SEC") on May
3, 2006, as amended by Amendment No. 1 thereto filed with the SEC on May 5,
2006, Amendment No. 2 thereto filed with the SEC on May 9, 2006, Amendment No. 3 thereto filed with the SEC on May 11, 2006, Amendment No. 4 thereto filed with the SEC on May 16, 2006, Amendment No. 5 thereto filed with the SEC on May 19,
2006, Amendment No. 6 thereto filed with the SEC on May 22, 2006 , Amendment No.
7 thereto filed with the SEC on May 23, 2006 and Amendment No. 8 thereto filed with the SEC on May 24, 2006 (the Tender Offer Statement on Schedule TO as so
amended, the "Schedule TO"), by CBS Corporation, a Delaware corporation (the
"Company"). The Schedule TO relates to the offer by the Company to eligible employees of the Company, as defined in the Offer to Exchange, dated May 3,
2006, which is attached to the Schedule TO as Exhibit (a)(1) (the "Offer to
Exchange"), to tender their currently outstanding options to purchase shares of
Class B Common Stock of the Company that were issued prior to January 1, 2006 in exchange for restricted shares (for eligible employees who are subject to United
States income tax) or restricted share units (for other eligible employees). The restricted shares and restricted share units will be granted upon the terms and subject to the conditions described in the Offer to Exchange.

ITEM 12. MATERIAL TO BE FILED AS EXHIBITS.

     Item 12 of the Schedule TO is hereby amended and supplemented by adding the following exhibits:

"(a)(32) Memo to All Employees Holding Options, dated May 25, 2006."

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 25, 2006
                                    CBS CORPORATION

                                    By: /s/ Louis J. Briskman
                                        ----------------------------------------
                                        Name:  Louis J. Briskman
                                        Title: Executive Vice President
                                               and General Counsel

EXHIBIT INDEX

    EXHIBIT
       NO.
--------------    --------------------------------------------------------------
     (a)(1)       Offer to Exchange, dated May 3, 2006.*

     (a)(2)       [Deleted]

     (a)(3)       Form of Withdrawal Letter (incorporated by reference to
                  Schedule E of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).*

     (a)(4)       Cover Letter to Offer to Exchange, dated May 3, 2006.*

     (a)(5)       Letter to Employees Holding Options, dated April 6, 2006,
                  previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 6, 2006 and incorporated
                  herein by reference.

     (a)(6)       Letter to U.S. Employees Holding Options, dated April 27,
                  2006, previously filed with the SEC on the Tender Offer
                  Statement filed on Schedule TO-C, on April 27, 2006 and
                  incorporated herein by reference.

     (a)(7)       Letter to International Employees Holding Options, dated April
                  27, 2006, previously filed with the SEC on the Tender Offer
                  Statement filed on Schedule TO-C, on April 27, 2006 and
                  incorporated herein by reference.

     (a)(8)       Letter to All Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated by reference herein.

     (a)(9)       Voluntary Exchange Offer Workshop Schedule, dated April 27,
                  2006, previously filed with the SEC on the Tender Offer
                  Statement filed on Schedule TO-C, on May 1, 2006 and
                  incorporated herein by reference.

    (a)(10)       Letter to CBS Radio Employees Holding Options, dated April 28,
                  2006, previously filed with the SEC on the Tender Offer
                  Statement filed on Schedule TO-C, on May 1, 2006 and
                  incorporated herein by reference.

    (a)(11)       Participant Statement Letter, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on
                  Schedule TO-C, on May 2, 2006 and incorporated herein by
                  reference.

    (a)(12)       Guide to Reading the Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule
                  TO-C, on May 2, 2006 and incorporated herein by reference.

    (a)(13)       Form of Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May
                  2, 2006 and incorporated herein by reference.

    (a)(14)       Letter to Employees Holding Options, dated May 2, 2006,
                  previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

    (a)(15)       CBS's Annual Report of Form 10-K for the fiscal year ended
                  December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006 and incorporated herein by
                  reference.

    EXHIBIT
       NO.
--------------    --------------------------------------------------------------
    (a)(16)       CBS's Proxy Statement for the 2006 Annual Meeting of
                  Stockholders (file No. 001-09553) previously filed with the
                  SEC on April 14, 2006 and incorporated herein by reference.

    (a)(17)       Workshop Materials for CBS Voluntary Exchange Offer, May 2006,
                  including Slides, Speaker Notes and Appendices.**

    (a)(18)       Telephone Script distributed to VEO Information Line
                  representatives.***

    (a)(19)       Voluntary Exchange Offer Frequently Asked Questions, dated May
                  11, 2006.+

    (a)(20)       Letter to Employees Holding Options, dated May 11, 2006.+

    (a)(21)       Workshop Materials for CBS Voluntary Exchange Offer
                  (International Version), May 2006, including Slides, Speaker
                  Notes and Appendices.++

    (a)(22)       Pages 27-29 of CBS's Registration Statement on Form S-3,
                  previously filed with the SEC on February 1, 2006 (File No.
                  333-131438) and incorporated herein by reference.

    (a)(23)       CBS's Current Report on Form 8-K, previously filed with the
                  SEC on March 17, 2006 and incorporated herein by reference.

    (a)(24)       CBS's Current Report on Form 8-K, previously filed with the
                  SEC on April 5, 2006 and incorporated herein by reference.

    (a)(25)       CBS's Current Report on Form 8-K, previously filed with the
                  SEC on April 26, 2006 and incorporated herein by reference.

    (a)(26)       CBS's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, previously filed with the SEC on May 9,
                  2006 and incorporated herein by reference (File No.
                  001-09553).

    (a)(27)       Form of Letter of Transmittal.+++

    (a)(28)       VEO Reminder Memo to All Employees Holding Options, dated May
                  17, 2006.+++

    (a)(29)       CBS's Current Report on Form 8-K, previously filed with the
                  SEC on May 22, 2006 and incorporated herein by reference.

    (a)(30)       CBS's Current Report on Form 8-K, previously filed with the
                  SEC on May 23, 2006 and incorporated herein by reference.

    (a)(31)       Letter to Selected CBS Radio Employees, dated May 23,
                  2006.****

    (a)(32)       Memo to All Employees Holding Options, dated May 25, 2006.

     (d)(1)       CBS's 2004 Long-Term Management Incentive Plan (as amended and restated as of December 31, 2005) incorporated by reference to the Annual Report on Form 10-K of CBS for the fiscal year
                  ended December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006.

     (d)(2)       CBS's 2004 Long-Term Management Incentive Plan (as amended and restated through May 25, 2006) incorporated by reference to
                  CBS's Proxy Statement, filed with the SEC on April 14, 2006
                  (File No. 001-09553).

    EXHIBIT
       NO.
--------------    --------------------------------------------------------------
     (d)(3)       Former Viacom 2000 Long-Term Management Incentive Plan (as
                  amended and restated through January 31, 2001) (incorporated by reference to Exhibit 10(d) to the Annual Report on Form
                  10-K of Former Viacom for the fiscal year ended December 31,
                  2001) (File No. 001-09553) (as amended effective October 10,
                  2002 by the Amendment to Former Viacom Stock Option Plans)
                  (incorporated by reference to Exhibit 10(bb) to the Annual
                  Report on Form 10-K of Former Viacom for the fiscal year ended
                  December 31, 2002) (File No. 001-09553) previously filed on
                  March 27, 2003.

     (d)(4)       Former Viacom 1997 Long-Term Management Incentive Plan (as
                  amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to Former Viacom's Proxy Statement
                  dated June 5, 2000) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans)
                  (incorporated by reference to Exhibit 10(bb) to the Annual
                  Report on Form 10-K of Former Viacom for the fiscal year ended
                  December 31, 2002) (File No. 001-09553) previously filed on
                  March 27, 2003.

     (d)(5)       Former Viacom 1994 Long-Term Management Incentive Plan (as
                  amended and restated through November 1, 1996) (incorporated by reference to Exhibit 10(b) to the Annual Report on Form
                  10-K of Former Viacom for the fiscal year ended December 31,
                  1996) (File No. 001-09553) (as amended effective October 10,
                  2002 by the Amendment to Former Viacom Stock Option Plans)
                  (incorporated by reference to Exhibit 10(bb) to the Annual
                  Report on Form 10-K of Former Viacom for the fiscal year ended
                  December 31, 2002) (File No. 001-09553) previously filed on
                  March 27, 2003.

     (d)(6)       CBS Corporation 1993 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.16 to the Quarterly Report of Form 10-Q of Infinity Broadcasting
                  Corporation for the quarter ended September 30, 1999) (File
                  No. 001-14599) previously filed November 15, 1999.

     (d)(7)       CBS Corporation 1991 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.15 to the Quarterly Report of Form 10-Q of Infinity Broadcasting
                  Corporation for the quarter ended September 30, 1999) (File
                  No. 001-14599) previously filed November 15, 1999.

     (d)(8)       Infinity Broadcasting Corporation 1999 Long-Term Incentive
                  Plan (incorporated by reference to Exhibit 4.5 to Form S-8 filed by Former Viacom on February 21, 2001 (Registration No.
                  333-55346)).

     (d)(9)       Infinity Broadcasting Corporation 1998 Long-Term Incentive
                  Plan (incorporated by reference to Exhibit 10.16 to Form 10-K filed by Infinity Broadcasting Corporation for the year ended
                  December 31, 1999 (File No. 1-14599)).

    (d)(10)       Amended and Restated Infinity Broadcasting Corporation Stock
                  Option Plan (incorporated by reference to Exhibit 4.4 to CBS
                  Corporation's Registration Statement on Post-Effective
                  Amendment No. 1 on Form S-8 to Form S-4 by CBS Corporation on
                  January 2, 1997 (Registration No. 333-13219)).

    (d)(11)       King World 1996 Amended and Restated Stock Option and
                  Restricted Stock Purchase Plan (incorporated by reference to
                  Exhibit 10.11 to the Annual Report on Form 10-K of King World
                  Productions, Inc. for the fiscal year ended August 31, 1997
                  (File No. 001-09244)).

    EXHIBIT
       NO.
--------------    --------------------------------------------------------------
    (d)(12)       King World Salesforce Bonus Plan (incorporated by reference to
                  Exhibit 10.2 to King World Production, Inc.'s Registration
                  Statement on Form S-8 filed by King World Productions, Inc. on
                  April 22, 1997 (Registration No. 333-11363)).

    (d)(13)       King World Productions, Inc. Stock Option Agreements with
                  Oprah Winfrey and Jeffrey D. Jacobs dated as of September 15,
                  1997 (incorporated by reference to Exhibits 99.9 and 99.10 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and
                  Jeffrey D. Jacobs, with respect to King World Productions,
                  Inc. on October 27, 1997 (File No. 005-35700)).

    (d)(14)       King World Productions, Inc. Stock Option Agreements with
                  Oprah Winfrey, Jeffrey D. Jacobs, Timothy Bennett, Dianne
                  Hudson and Douglas Pattison dated as of September 16, 1998
                  (incorporated by reference to Exhibits 4.9, 4.10, 4.11, 4.12, and 4.13 to Form S-8 by Viacom Inc. on August 20, 2003
                  (Registration No. 333-108105)).

    (d)(15)       Outdoor Systems, Inc. 1996 Omnibus Plan (incorporated by
                  reference to Exhibit 99.3 to Form S-8 filed by Outdoor
                  Systems, Inc. on October 23, 1997 (Registration No.
                  333-38589)).

    (d)(16)       Form of Award Certificate for Restricted Shares (incorporated herein by reference to Schedule C of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

    (d)(17)       Form of Award Certificate Restricted Share Units (incorporated herein by reference to Schedule D of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

    (d)(18)       Form of Award Certificate for Restricted Shares for Certain
                  Executive Officers.*

    (d)(19)       Ernst & Young Disclosure Letter to Participants.*

-------------

*    Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement on Schedule TO filed by CBS on May 3, 2006.

**   Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 1) on Schedule TO filed by CBS on May 5,
     2006.

***  Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 2) on Schedule TO filed by CBS on May 9,
     2006

+    Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 3) on Schedule TO filed by CBS on May 11,
     2006.

++   Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 4) on Schedule TO filed by CBS on May 16,
     2006.

+++  Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 5) on Schedule TO filed by CBS on May 19,
     2006.

**** Previously filed with the Securities and Exchange Commission on the Tender
     Offer Statement (Amendment No. 8) on Schedule TO filed by CBS on May 24,
     2006.